EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year-End 2017 Results

  Annual revenues of $4.7 billion; net income of $172.1 million, a record high
  Earnings per diluted share reached $4.20
  Results from strategic initiatives and strength in most market segments contributed to outstanding financial performance
  Record annual absorption ratio 121%

SAN ANTONIO, Feb. 14, 2018 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2017, the Company achieved revenues of $4.7 billion and net income of $172.1 million, or $4.20 per diluted share, compared with revenues of $4.2 billion and net income of $40.6 million, or $1.00 per diluted share, in the year ended December 31, 2016.  Pretax income was reduced by $7.2 million, or $0.11 per diluted share as the result of the Company’s decision to pay a one-time discretionary bonus to all of its employees as a result of the recently-passed tax reform legislation.  Also, as a result of the tax reform legislation, the Company’s tax expense was reduced by $82.9 million, which resulted in an increase of $2.02 in earnings per diluted share during 2017.  This tax adjustment was primarily attributable to the revaluation of the Company’s deferred tax liabilities at the new federal income tax rate of 21% compared to the previous rate of 35%.

“We are extremely proud of our record financial performance in 2017,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.  “Our strategic initiatives, including our aftermarket offerings and vehicle technologies’ solutions, were key contributors this year and made a significant positive impact on our results, as did strong growth in multiple industries that we support and the general strength of the U.S. economy,” he said.

“In December, I was happy to present all of our employees with a one-time discretionary $1,000 bonus.  We viewed the recently-passed tax reform legislation as a unique opportunity to honor all of our employees’ important contributions to our Company.  As always, I am incredibly grateful for their unwavering dedication to Rush Enterprises and our customers,” he added. “The tax reform will lower our effective tax rate and we plan to use a portion of these tax savings to further invest in our employees and information technology as well as to accelerate the investment in our strategic growth initiatives,” said Rush.

Operations

Aftermarket Solutions

Aftermarket products and services accounted for 65% of the Company’s total gross profits in 2017, with parts, service and body shop revenues reaching $1.5 billion, up 10.4% over 2016.  The Company achieved a record annual absorption ratio of 121%.

“Our aftermarket revenues and profits in 2017 were positively impacted by broad-based activity across the variety of industry sectors that we support, particularly refuse, construction and energy,” said Rush.  “These results also reflect a positive financial impact from parts and service strategic initiatives, which accelerated through the second half of the year,” Rush said.

“During 2017, we reinforced our focus on aftermarket offerings by expanding our all-makes parts business, adding to our already talented team of aftermarket sales representatives and increasing the number of service technicians we have across the country to support our customers with all of their parts and service needs,” he said.  “We also continued to enhance our portfolio of RushCare solutions by making further investments in multiple areas, including telematics, RushCare Service Connect, our customer support center, contract technicians, mobile service and alternative fuel solutions,” Rush said.

“In addition to our overall strong year, I’d like to note that our aftermarket revenues in the fourth quarter were up 16% over the fourth quarter of 2016, and our absorption ratio in the fourth quarter of 2017 was 128%, a record high.  As we look to 2018, we expect we will continue to see parts and service revenue growth from our strategic initiatives and from continued strength in the market segments we serve,” Rush said.

Truck Sales

In 2017, Rush Class 8 retail sales accounted for 6.6% of the total U.S. Class 8 market, compared to 5.5% in 2016.  The Company sold 13,083 Class 8 trucks in 2017, an increase of 21% compared to 2016, while the U.S. Class 8 market remained essentially flat.

“A healthy economy, strength in most geographic market segments, growth from customers in the energy sector and solid demand for vocational trucks and from over-the-road fleets contributed to our strong new truck sales performance,” Rush said.

ACT Research forecasts U.S. retail sales of Class 8 trucks to total 247,000 units in 2018, a 25.2% increase compared to 2017. “We believe continued economic growth, implementation of the ELD mandate, improved fuel efficiency and continued strength in most market segments, evidenced by near record-high order intake for January, will drive Class 8 truck sales in 2018,” Rush added.

“In 2017, our Class 8 market share grew to 6.6% due primarily to the strong vocational market.  Looking to 2018, we believe our Class 8 truck sales will remain strong, though we expect our sales mix to shift more towards over-the-road fleets and our market share may normalize closer to historical levels,” Rush explained.

“Used truck values stabilized in 2017, and our used truck sales remained flat compared to last year,” said Rush. “We believe there will be a growing supply of used trucks entering the market in 2018, and we will monitor the market carefully. We are confident our inventory and pricing strategy will support expected market demand,” he added.

Rush’s U.S. Class 4-7 medium-duty truck sales reached 10,952 units in 2017, essentially flat compared to 2016.  Rush’s medium-duty new truck sales accounted for 4.5% of the total U.S. Class 4-7 market in 2017.

“Our inventory of bodied-up medium-duty trucks that are ready to support customers in a wide variety of business sectors nationwide contributed to another good year for both medium- and light-duty truck sales,” said Rush.

ACT Research forecasts U. S. retail sales of Class 4-7 vehicles to reach 244,750 units in 2018, a 1.1% increase over 2017.

“We expect the Class 4-7 market to remain strong in 2018, due primarily to expected growth in infrastructure spending, continued strength in a wide variety of industries we support and positive general economic conditions,” Rush said.  “By remaining focused on meeting our customers’ immediate needs with ready-to-roll equipment in stock across the country, we believe our medium-duty performance will be strong in 2018,” he added.

Financial Highlights

For the year ended December 31, 2017, the Company’s gross revenues totaled $4.7 billion, compared to gross revenues of $4.2 billion reported in 2016.  The Company reported net income for the year of $172.1 million, or $4.20 per diluted share, compared with net income of $40.6 million, or $1.00 per diluted share in 2016.

Aftermarket products and services revenues were $1.5 billion in the year ended 2017, compared to $1.3 billion in the year ended 2016.  The Company sold 32,756 new and used commercial vehicles in 2017, a 6.9% increase compared to 30,635 new and used commercial vehicles in 2016.  The Company delivered 13,083 new heavy-duty trucks, 10,952 new medium-duty commercial vehicles, 1,661 new light-duty commercial vehicles and 7,060 used commercial vehicles during 2017, compared to 10,816 new heavy-duty trucks, 11,135 new medium-duty commercial vehicles, 1,676 new light-duty commercial vehicles and 7,008 used commercial vehicles during 2016.

In the fourth quarter of 2017, the Company’s gross revenues totaled $1.2 billion, compared to gross revenues of $1.0 billion reported for the fourth quarter of 2016.  Net income for the quarter ended December 31, 2017 was $105.9 million, or $2.54 per diluted share, compared to $12.5 million, or $0.31 per diluted share, in the quarter ended December 31, 2016.  Pretax income was reduced by $7.2 million, or $0.11 per diluted share, as the result of the Company’s decision to pay a one-time discretionary bonus to all of its employees in December 2017.  As a result of the tax reform legislation, the Company’s tax expense was reduced by $82.9 million, which resulted in an increase of $1.99 in earnings per diluted share in the fourth quarter of 2017.

Aftermarket product and services revenues were $378.7 million in the fourth quarter of 2017, compared to $325.3 million in the fourth quarter of 2016.  The Company’s absorption ratio was 128.0% in the fourth quarter of 2017, compared to 120.6% in the fourth quarter of 2016.  The Company delivered 3,378 new heavy-duty trucks, 2,498 new medium-duty commercial vehicles, 394 new light-duty commercial vehicles and 1,863 used commercial vehicles during the fourth quarter of 2017, compared to 2,521 new heavy-duty trucks, 2,581 new medium-duty commercial vehicles, 380 new light-duty commercial vehicles and 1,728 used commercial vehicles during the fourth quarter of 2016.

The Company’s Rush Truck Leasing operations increased its revenues by 4.4% and widened its margins in 2017, primarily as a result of a successful service model designed to maximize uptime for contracted customers.  Rush Truck Leasing now operates 45 Paclease and Idealease franchises in markets across the country with more than 7,800 trucks in its lease and rental fleet and more than 1,100 trucks under contract maintenance agreements.

“As in past years, employee benefits and payroll taxes will negatively impact expenses in the first quarter of 2018 compared to the fourth quarter of 2017,” Rush said. Changes in tax reform will result in a reduction of the Company’s effective tax rate from its historical range of 38% to 39% to an expected range of 25% to 26%.  “We intend to reinvest a portion of these tax savings to accelerate investments in our strategic initiatives, which will result in increased SG&A expenses throughout the year,” Rush noted.

“We ended 2017 with $125 million in cash and in a strong financial position to continue to invest in our long-term strategic initiatives.  During 2017, we repurchased approximately $34.0 million of stock and in November we adopted a $40.0 million stock repurchase plan, illustrating our commitment to enhancing shareholder value,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Thursday, February 15, 2018, at 10 a.m. Eastern/9 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), conference ID 2886259 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 10, 2018.  Listen to the audio replay until February 22, 2018, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 2886259.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services and the impact of strategic initiatives and tax reform legislation are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$124,541	$82,026
Accounts receivable, net	183,875	156,199
Note receivable affiliate	11,914	10,166
Inventories, net	1,033,294	840,304
Prepaid expenses and other	11,969	8,798
Assets held for sale	9,505	13,955
Total current assets	1,375,098	1,111,448
Investments	6,375	6,231
Property and equipment, net	1,159,595	1,135,805
Goodwill	291,391	290,191
Other assets, net	57,680	59,372
Total assets	$2,890,139	$2,603,047

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$778,561	$646,945
Current maturities of long-term debt	145,139	130,717
Current maturities of capital lease obligations	17,119	14,449
Liabilities directly associated with assets held for sale	–	783
Trade accounts payable	107,906	97,844
Customer deposits	27,350	18,418
Accrued expenses	96,132	83,974
Total current liabilities	1,172,207	993,130
Long-term debt, net of current maturities	466,389	472,503
Capital lease obligations, net of current maturities	66,022	70,044
Other long-term liabilities	9,837	7,214
Deferred income taxes, net	135,311	197,331
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2017 and 2016	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 31,345,116 Class A shares and 8,469,427 Class B shares outstanding in 2017; and 30,007,088 Class A shares and 9,245,447 Class B shares outstanding in 2016	454	438
Additional paid-in capital	348,044	309,127
Treasury stock, at cost: 934,171 class A shares and 4,625,181 class B shares in 2017; and 934,171 class A shares and 3,650,491 class B shares in 2016	(120,682)	(86,882)
Retained earnings	812,557	640,428
Accumulated other comprehensive loss, net of tax	–	(286)
Total shareholders’ equity	1,040,373	862,825
Total liabilities and shareholders’ equity	$2,890,139	$2,603,047

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$762,046	$635,783	$2,993,015	$2,640,019
Parts and service	378,726	325,293	1,471,266	1,332,356
Lease and rental	58,434	52,663	217,356	208,154
Finance and insurance	4,896	4,376	17,988	18,582
Other	4,001	3,156	14,257	15,503
Total revenue	1,208,103	1,021,271	4,713,882	4,214,614
Cost of products sold:
New and used commercial vehicle sales	705,326	594,141	2,766,461	2,463,124
Parts and service	240,484	208,760	934,394	851,438
Lease and rental	49,384	45,422	183,091	182,040
Total cost of products sold	995,194	848,323	3,883,946	3,496,602
Gross profit	212,909	172,948	829,936	718,012
Selling, general and administrative	162,016	136,966	631,053	587,778
Depreciation and amortization	12,695	12,779	50,069	51,261
(Loss) gain on sale of assets	(181)	184	(105)	1,755
Operating income	38,017	23,387	148,709	80,728
Interest expense, net	3,594	2,992	12,310	14,279
Income before taxes	34,423	20,395	136,399	66,449
(Benefit) provision for income taxes	(71,444)	7,905	(35,730)	25,867
Net income	$105,867	$12,490	$172,129	$40,582

Earnings per common share:
Basic	$2.65	$.32	$4.34	$1.02
Diluted	$2.54	$.31	$4.20	$1.00

Weighted average shares outstanding:
Basic	40,025	39,340	39,627	39,938
Diluted	41,626	40,322	40,980	40,603

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables.  The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods.  Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures.  Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2017	December 31, 2016
New heavy-duty vehicles	$472,438	$347,475
New medium-duty vehicles (including bus sales revenue)	193,271	200,246
New light-duty vehicles	15,912	14,525
Used vehicles	76,820	68,667
Other vehicles	3,605	4,870

Absorption Ratio	128.0%	120.6%

Absorption Ratio
Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance.  Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.  When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2017	December 31, 2016
Floor plan notes payable	$778,561	$646,945
Current maturities of long-term debt	145,139	130,717
Current maturities of capital lease obligations	17,119	14,449
Liabilities directly associated with asset held for sale	−	783
Long-term debt, net of current maturities	466,389	472,503
Capital lease obligations, net of current maturities	66,022	70,044
Total Debt (GAAP)	1,473,230	1,335,441
Adjustments:
Debt related to lease & rental fleet	(598,512)	(579,819)
Floor plan notes payable	(778,561)	(646,945)
Adjusted Total Debt (Non-GAAP)	96,157	108,677
Adjustment:
Cash and cash equivalents	(124,541)	(82,026)
Adjusted Net (Cash) Debt (Non-GAAP)	$(28,384)	$26,651

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet.  The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2017	December 31, 2016
Net Income (GAAP)	$172,129	$40,582
(Benefit) provision for income taxes	(35,730)	25,867
Interest expense	12,310	14,279
Depreciation and amortization	50,069	51,261
Loss (gain) on sale of assets	105	(1,755)
EBITDA (Non-GAAP)	198,883	130,234
Adjustment:
Interest expense associated with FPNP	(10,121)	(11,901)
Restructuring and impairment charges	−	8,930
Adjusted EBITDA (Non-GAAP)	$188,762	$127,263

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results.  The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst.  Management recorded a charge to selling, general and administrative expense during the first and second quarters of 2016 related to the closing of certain dealerships and the disposition of excess real estate.  Management believes adding back this charge to EBITDA provides both the investors and management with supplemental information regarding the Company’s core operating results. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2017	December 31, 2016
Net cash provided by operations (GAAP)	$152,737	$521,170
Acquisition of property and equipment	(209,917)	(196,965)
Free cash flow (Non-GAAP)	(57,180)	324,205
Adjustments:
Draws (payments) on floor plan financing, net	112,261	(211,802)
Proceeds from L&RFD	152,562	121,188
Principal payments on L&RFD	(144,998)	(168,644)
Non-maintenance capital expenditures	28,734	45,003
Adjusted Free Cash Flow (Non-GAAP)	$91,379	$109,950

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business.  Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities.  For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business.  “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities.  “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2017	December 31, 2016
Total Shareholders' equity (GAAP)	$1,040,373	$862,825
Adjusted net (cash) debt (Non-GAAP)	(28,384)	26,651
Adjusted Invested Capital (Non-GAAP)	$1,011,989	$889,476

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital.  For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation.  The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226